              EMPLOYMENT AGREEMENT made as of July 6, 1995 by and between Hills Stores Company (the "Company"), a Delaware corporation having its principal office at 15 Dan Road, Canton, Massachusetts
("Principal Office"), Hills Department Store Company, a Delaware corporation and wholly-owned subsidiary of the Company having its principal office at the Principal Office (the "Subsidiary"), and the person ("Executive") set forth on the signature page hereof, who resides at the address specified in Schedule A.

              WHEREAS, Executive was previously employed by the Company and the Subsidiary pursuant to an employment agreement with the Subsidiary made as of September 30, 1994 (the "Former Agreement");
and

              WHEREAS, Executive terminated his employment on July 5, 1995 for purposes of Section 9 of the Former Agreement following a Change in Control (as defined therein) and received certain payments pursuant to Sections 10(c) and 11 of the Former Agreement and is entitled to receive certain other benefits through December
31, 1996; and

              WHEREAS, the Company and the Subsidiary desire to secure the services of Executive with the title and the position specified in Schedule A (such title and position, the "Executive Position");

              NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Company, the Subsidiary and Executive agree as follows:

              SECTION 1. EMPLOYMENT. The Company and the Subsidiary hereby agree to employ Executive in the Executive Position, and Executive hereby accepts such employment.

              SECTION 2. TERM. The employment of Executive by the Company and the Subsidiary as provided in Section 1 shall continue through and including the date specified in SCHEDULE A (including any extension, the "Term") unless further extended by the mutual consent of the Company, the Subsidiary and the Executive or earlier terminated as hereinafter provided.

              SECTION 3. POSITION AND AUTHORITY. Executive shall be employed by the Company and the Subsidiary in the Executive
Position and shall have the responsibilities and authority specified in SCHEDULE A; provided, however, that the Company and the Subsidiary shall have the right to make reasonable changes in the Executive's responsibilities and authority to comport with business necessities as long as there is not a significant diminution in the Executive's responsibilities and authority (such responsibilities and authority, the "Executive's Authority").

              SECTION 4. PLACE OF PERFORMANCE. Executive may not, without Executive's consent, be required to perform Executive's duties at any location that is more than fifty (50) miles from the Principal
Office or the Subsidiary's field office headquarters in Aliquippa, Pennsylvania (if the Executive currently maintains his primary

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office at such facility), except for necessary travel on the
Company's or Subsidiary's business to an extent substantially consistent with the Executive Position.

              SECTION 5.  COMPENSATION AND EXPENSES.

                        (a) SALARY. Executive shall receive the base salary specified in SCHEDULA A. In accordance with the Company's practice for its senior executives, Executive will be paid a pro rata portion of his base salary twice each month. Base salary shall be reviewed on an annual basis. There shall be no decrease in base salary during the Term.

                        (b) BONUSES. Executive shall receive the annual bonuses specified in SCHEDULE A. Such annual bonuses shall be paid to Executive within sixty (60) days after the end of each of the Company's fiscal years during the term of this Agreement or as otherwise required hereunder.

                        (c) BENEFITS. Executive shall be included in all plans now existing or hereafter adopted for the general benefit of the Company's or the Subsidiary's employees, such as bonuses, stock option or other incentive compensation plans, profit sharing plans, retirement plans, life and health insurance plans, or other insurance plans and benefits (not including, however, the retention bonus and separation pay programs adopted by the Board of Directors of the Company on July 12, 1995), if and to the extent that Executive is and remains eligible to participate thereunder, and subject to the provisions of such plans as the same may be in effect from time to time. Executive will be included in any Company or Subsidiary benefit plans in which executives in positions comparable to the Executive participate.

                        (d) VACATION. Executive shall be entitled to at least the same vacation as Executive was entitled under the Former Agreement, provided that, in determining such entitlement to vacation, there shall be included any vacation in the current year taken under the Former Agreement.

                        (e) PERQUISITES. The Company and the Subsidiary shall make available to Executive at least those perquisites granted Executive under the Former Agreement.

                        (f) EXPENSES. The Company and the Subsidiary shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with the business of the Company or the Subsidiary and in performance of Executive's duties under this Agreement.

                        (g) CHANGE IN CONTROL BONUS. The Company shall pay Executive a cash bonus ( the "Change in Control Bonus") as set forth in SCHEDULE A upon the occurrence of any Change in Control
(as defined below) during the period ending upon the expiration of the Term of this Agreement, provided however, that no Change in Control Bonus shall be payable in the event that prior to the occurrence of a Change in Control, the employment of Executive is terminated by the Company for "Cause" (as defined below) or by


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

Executive without "Good Reason" (as defined below).

                             "Change in Control" shall mean the earliest
date after the date hereof on which either of the following occurs:
(i) the Company or the Subsidiary has sold all or substantially all of its assets in one or more related transactions; or (ii) the Company or the Subsidiary engages in any merger, consolidation, reorganization or similar event as a result of which the holders of the voting stock of the Company or the Subsidiary prior to such merger, consolidation, reorganization or similar event hold less than a majority of the voting stock of the surviving entity
(provided that, if within one year prior to such merger, consolidation, reorganization or similar event any person (an
"Acquiring Person"), together with its affiliates and associates
(as defined in Rule 12b-2 under the Securities Exchange Act of
1934, or any successor rule thereto) shall become the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), including by tender offer, merger or otherwise, of more than fifty percent (50%) of the total voting power of all classes of voting stock of the Company or the Subsidiary, then such Acquiring Person shall be deemed not to have owned such shares prior to, and to have acquired all such shares pursuant to, such merger, consolidation, reorganization or similar event).

              SECTION 6.  TERMINATION BY THE COMPANY.

                        (a) The Company shall have the right to terminate Executive's employment at any time for "Cause." For purposes of this Agreement, "Cause" shall mean (i) the wilful and intentional engagement by Executive in conduct which is materially injurious to the Company, the Subsidiary or any of their respective subsidiaries; (ii) any wilful breach by Executive of Section 12 of this Agreement; (iii) any other material breach by Executive of the provisions of this Agreement or any material neglect of the duties of Executive in connection with the business and affairs of the Company, the Subsidiary or any of their respective subsidiaries which breach or neglect shall have continued for thirty (30) calendar days after written notice from the Company or the Subsidiary to the Executive specifying the nature of such breach or neglect; or (iv) the conviction of or guilty plea by Executive of a felony or of any act of fraud or embezzlement against the Company, its Subsidiary or any of their respective subsidiaries.
For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "wilful" unless such act, or failure to act, was not in good faith and was without reasonable belief that such action or omission was in the best interest of the Company, the Subsidiary or their respective subsidiaries.

                        (b) The Company and Subsidiary shall have the right to terminate Executive's employment upon not less than 30 calendar days' written notice, without cause, or at any time following a Change in Control, and the provisions of Section 10 shall be applicable.

              SECTION 7. TERMINATION BY DEATH. In the event Executive dies during the Term, Executive's employment shall terminate (effective on the date of Executive's death) and the provisions of Section 10 shall be applicable.

                                     3

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              SECTION 8.  TERMINATION BY DISABILITY.  In the event that
Executive suffers a disability which prevents Executive from substantially performing Executive's duties under this Agreement for a period of at least one hundred and eighty (180) consecutive or nonconsecutive calendar days within any three hundred and sixty-five (365) calendar day period, the Company shall have the right, after such one hundred and eighty (180) calendar day period has elapsed, to terminate Executive's employment hereunder upon thirty
(30) calendar days' written notice to Executive and the provisions of Section 10 shall be applicable.

              SECTION 9. TERMINATION BY EXECUTIVE. Notwithstanding any other provision of this Agreement, Executive may terminate
Executive's employment either (i) for "Good Reason" (as defined below), (ii) upon 60 calendar days' written notice, or (iii) at any time following a Change in Control and the provisions of Section 10 shall be applicable.

                   For purposes of this Agreement, the term "Good Reason" shall mean:

                          (i)     any action by the Company or the
Subsidiary which results in a diminution in the Executive Position or in the Executive's Authority which action shall have continued for thirty (30) calendar days after written notice from Executive to the Company or the Subsidiary specifying the nature of such breach, except for the actions permitted to be made by the Company or the Subsidiary in Section 3 above;

                          (ii)    any failure by the Company or the
Subsidiary to timely pay the amounts or provide the benefits described in Section 5 of this Agreement, other than isolated failures not occurring in bad faith and which are remedied promptly after receipt of written notice thereof given by Executive;

                          (iii)   a material breach by the Company or the
Subsidiary of any of the provisions of this Agreement which breach shall have continued for thirty (30) calendar days after written notice from Executive to the Company or the Subsidiary specifying the nature of such breach; or

                          (iv)    any action by the Company or the
Subsidiary that would result in a violation of Section 4.

              SECTION 10.  EFFECT OF TERMINATION.

                        (a) BY COMPANY OR EXECUTIVE FOLLOWING CHANGE IN CONTROL. In the event of termination of this Agreement by the Company, the Subsidiary or the Executive for any reason (other than death or disability) following a Change in Control, the Company and the Subsidiary shall promptly pay Executive any base salary or other compensation earned (but not including any bonus other than the Change in Control Bonus or bonuses related to time periods which have been completed but not paid prior to termination) through the date of termination to the extent not paid to Executive prior to the effective date of such termination.

                        (b) BY COMPANY FOR CAUSE; BY EXECUTIVE WITHOUT GOOD REASON. In the event of termination of this Agreement (i) by the Company or the Subsidiary for Cause prior to any Change in Control, or (ii) by Executive without Good Reason prior to any Change in Control, the Company and the Subsidiary shall pay Executive (A) any base salary or other compensation earned and (B) a pro rata portion of the bonus payable pursuant to Section 5(b) with respect to the year in which termination occurred provided that all Company and Individual performance goals and objectives are achieved
(determined as of the time that such Company and Individual performance goals and objectives are or would have been otherwise evaluated, but assuming compliance with those Individual performance goals that require the personal services of Executive following the date of the termination of employment), in each case to the extent not paid to Executive prior to the effective date of such termination. The compensation payable pursuant to clause (A) of the preceding sentence shall be paid within thirty (30) calendar days after the effective date of such termination and the compensation payable pursuant to clause (B) of the preceding sentence shall be paid at the time such compensation would otherwise have been payable had the employment of Executive not been terminated.

                        (c) BY COMPANY WITHOUT CAUSE AND NO CHANGE IN CONTROL; BY EXECUTIVE FOR GOOD REASON AND NO CHANGE IN CONTROL. In the event of (i) termination of this Agreement by the Company other than for Cause prior to any Change in Control or (ii) termination of this Agreement by Executive for Good Reason prior to any Change in Control, the Company shall pay Executive, in a lump sum within thirty (30) calendar days after termination under this
Section 10(b), the Executive's Annual Compensation for the remaining Term of this Agreement.

                             The term "Executive's Annual Compensation"
shall mean the sum of (A) the Executive's base salary in effect at the time of termination and (B) any bonus compensation to which Executive would have been entitled pursuant to Section 5(b) if Executive had continued to be employed under this Agreement to the end of the Term assuming that all Company and Individual performance goals and objectives had been achieved.

                        (d) DISABILITY; DEATH. In the event of termination of this Agreement by reason of disability or death, the Company shall continue to pay Executive (or Executive's beneficiary in the event of Executive's death) (A) Executive's base salary at the time of such termination through the remainder of the month in which such termination occurs and (B) a pro rata portion of the bonus payable with respect to the year in which termination occurred, provided all Company and Individual performance goals are achieved (determined as of the time that such Company and Individual performance goals and objectives are or would have been otherwise evaluated, but assuming compliance with those Individual performance goals that require the personal services of Executive following the date of the termination of employment), in each case to the extent not paid to Executive prior to the effective date of such termination and, in the case of termination by reason of death, the Company shall pay Executive's beneficiary any death benefits that Executive is entitled to under the Company's policies

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in effect on Executive's date of death.  The compensation payable pursuant to clause (A) of the preceding sentence shall be paid within thirty (30) calendar days after the effective date of such termination and the compensation payable pursuant to clause (B) of the preceding sentence shall be paid at the time such compensation would otherwise have been payable had the employment of Executive not been terminated.

                        (e)  BENEFITS AND PERQUISITES.  Following
termination of the Executive's employment under this Agreement, Executive shall not be entitled, except as may be required by law or the terms of any benefit plan, to any of the benefits or perquisites set forth in Section 5(c) and 5(e) regardless of the reason for such termination. Notwithstanding the foregoing, Executive shall continue to receive following termination of his employment under this Agreement all benefits and perquisites to which he is entitled under the Former Agreement, regardless of the reason for such termination hereunder.

                        (f) CHANGE IN CONTROL BONUS. The obligation of the Company to pay the Change in Control Bonus shall survive the termination of the employment of the Executive to the extent contemplated by Section 5(g) above.

              SECTION 11. NO MITIGATION; NO OFFSET. Executive shall be under no obligation to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

              SECTION 12.  COVENANTS OF EXECUTIVE.

                        (a) Executive recognizes that the knowledge of, information concerning and relationship with customers, suppliers and agents, and the knowledge of the Company's business methods, systems, plans and policies which Executive will establish, receive or obtain as an employee of the Company, are valuable and unique assets of the business of the Company. Executive will not, during or within two (2) years after the Term, disclose any such knowledge or information pertaining to the Company, its customers, suppliers, agents, policies or other aspects of its business, for any reason or purpose whatsoever except pursuant to Executive's duties hereunder or as otherwise authorized by the Company in writing.
The foregoing restriction shall not apply, following termination of Executive's employment hereunder, to knowledge or information which
(i) is in or enters the public domain without violation of this Agreement or the Former Agreement (including any predecessor agreement) or other obligations of confidentiality by Executive or his agents or representatives, (ii) Executive can demonstrate was in his possession on a non-confidential basis prior to the commencement of his employment with the Company (including under the Former Agreement and any predecessor agreement) or (iii)
Executive can demonstrate was received or obtained by him on a non-confidential basis from a third party who did not acquire it wrongfully or under an obligation or confidentiality, subsequent to the termination of his employment hereunder.

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
                        (b)  All memoranda, notes, records or other
documents made or compiled by Executive or made available to Executive while employed concerning customers, suppliers, agents or personnel of the Company, or the Company's business methods, systems, plans and policies shall be the Company's property and shall be delivered to the Company on termination of Executive's employment or at any other time on request.

                        (c) During the term of Executive's employment and for two (2) years thereafter, Executive shall not, except pursuant to and in furtherance of his duties hereunder, directly or indirectly solicit or initiate contact with any employee of the Company with a view to inducing or encouraging such employee to leave the employ of the Company for the purpose of being hired by Executive, an employer affiliated with him or any competitor of the Company.

                        (d) Executive acknowledges that the provisions of this Section are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining
Executive from any actual or threatened breach of such covenants.

                        (e) In the event that, following the termination of this Agreement, Executive is entitled to receive any further payments other than for compensation or other amounts accrued prior to termination or expiration of this Agreement, such payments shall nonetheless cease and the Company shall no longer be obligated to make such payments if there is a material breach of any of the covenants in this Section and Executive shall forthwith upon demand of the Company repay any such amounts paid to Executive subsequent to the date such breach occurred.

                        (f) For purposes of this Section 12, the term "Company" includes the Company, the Subsidiary and each of their respective subsidiaries.

              SECTION 13. INDEMNIFICATION. Throughout the Term (commencing with the termination of Executive's employment under the Former
Agreement) and thereafter, the Company shall indemnify Executive to the fullest extent not prohibited by law against any and all expenses, fees (including reasonable legal fees), liabilities and obligations of any nature whatsoever paid or incurred by Executive in connection with any suit, proceeding, inquiry, hearing or investigation arising out of or related to (a) the fact that Executive is or was an employee, officer, director or agent of the Company, (b) anything done or not done by Executive in any such capacity, or (c) enforcement of the terms of this Agreement. Such indemnification shall be paid upon the submission of invoices, records or other evidence of the expenses, fees, liabilities or obligations accrued or incurred.

              SECTION 14. GRANT OF CASH-ONLY RIGHTS. The Company hereby agrees to grant to Executive cash-only rights pursuant to a plan,

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substantially in the form attached hereto as SCHEDULE B, to be adopted by the duly authorized Compensation Committee of the Company, comprised solely of directors who are "disinterested persons" within the meaning of 12 C.F.R 240.16b-3(c)(2).

              SECTION 15. EXCLUSIVE AGREEMENT. Executive agrees to devote all customary business time and attention to the affairs of the Company except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of the Company for executives in comparable positions, and agrees that Executive's services shall be completely exclusive to the Company during the term hereof.

              SECTION 16.  PAYMENTS UNDER FORMER AGREEMENT.

                        (a) Executive agrees to cooperate with the Company and the Subsidiary in reviewing the payments (the "Change in Control Payments") received by Executive pursuant to the Former
Agreement and the Subsidiary's Supplemental Executive Retirement
Plan paid as a result of the election of the nominees of Dickstein
Partners Inc. as directors of the Company at the 1995 Annual
Meeting of the Shareholders of the Company, for the purpose of verifying the calculation of (i) amounts payable under the terms of such agreement and plan, and (ii) the taxes payable as a result of the Change in Control Payments, including in consideration of applicable tax and employee benefit laws, and in making such adjustments (if any) to the Change in Control Payments to correct errors or miscalculations, and to the taxes payable in respect thereof, as may be required based upon the results of such verification. The Company and the Subsidiary acknowledge that (i) Executive is required to be made whole on an after tax basis for any income, excise or other taxes imposed as a result of such Change in Control Payments (including any additional payments made in respect of such tax liabilities) pursuant to the "gross up" provisions of Section 11 of the Former Agreement and (ii) nothing in this Agreement shall affect the validity of the previously executed release of Executive by the Company and Subsidiary relating to the Former Agreement and Change in Control Payments.

                        (b) Executive further agrees to file such requests for refunds from the Internal Revenue Service or any state or local taxing authority with respect to, and take such other actions to recover, the withholding tax or any portion thereof paid by the Subsidiary or the Company in respect of the Change in Control
Payments as the Subsidiary or the Company shall reasonably request, provided that any such filing or other action shall be at the sole cost and expense of the Company or the Subsidiary, and, subject only to the preceding Section 16(a), such filing or other action shall not result in any reduction in the amount of the Change in Control Payments received by Executive, net of all applicable taxes. If and to the extent that Executive receives any refund of the withholding taxes paid by the Company or the Subsidiary in respect of the Change in Control Payments, Executive shall promptly so inform the Company and remit the amount of such refund to the Company or the Subsidiary as the Company shall direct.

                        (c) Without limiting the generality of Section 13, the provisions of Section 13 shall apply to any actions taken by
Executive pursuant to this Section 16.
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              SECTION 17.  ENTIRE AGREEMENT.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns.

              SECTION 18. GOVERNING LAW. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the Commonwealth of Massachusetts applicable to contracts performed entirely therein.

              SECTION 19. SEVERABILITY. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.

              SECTION 20. NOTICES. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses above indicated, or at such other address or addresses as they may hereafter designate in writing.

              SECTION 21. EXPENSES. The Company shall pay all legal expenses incurred by Executive in connection with the preparation, negotiation and execution of this Agreement.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of July 6, 1995.

                                       EXECUTIVE



                                        /s/ William K. Friend
                                        ------------------------------

                                       HILLS STORES COMPANY




                                       By:  /s/ Mark Dickstein
                                           ---------------------------
                                            Chairman of the Board




                                       HILLS DEPARTMENT STORE COMPANY




                                       By:  /s/ E. Jackson Smailes
                                           --------------------------
                                            President & Acting C.E.O

                                     Schedule A
                                         to
                                Employment Agreement
                                       between
                                Hills Stores Company,
                           Hills Department Store Company
                                         and
                                      Executive


NAME                              William K. Friend

ADDRESS                           704 Main Street, Hingham, MA 02043

TITLE OF POSITION                 Vice President, Secretary and Corporate
                                  Counsel of the Company and Hills Stores
                                  Company

TERM OF EMPLOYMENT                July 6, 1997

RESPONSIBILITY
AND AUTHORITY                     Senior Legal Executive and Corporate
                                  Secretary of the Company and Hills Stores
                                  Company

AUTHORITY AND
LINE OF REPORTING                 Reports to President and Chief Executive
                                  Officer of the Company and Hills Stores
                                  Company

BASE SALARY                       $169,500

ANNUAL BONUSES                    40% of base salary if annual goals
                                  established by the new Board are met (any annual goals based on operating results will exclude costs and expenses associated with Change in Control and related proxy contest in connection with the June 23, 1995 meeting of shareholders and related compensation payments to officers, employees and consultants)

CHANGE IN CONTROL
BONUS An amount equal to the positive difference (if any) between (x) the Base Salary level in effect upon or prior to such Change in Control and (y) the cash deemed received by Executive pursuant to the exercise of any cash-only rights granted pursuant to Section 14 of this Agreement. If any such cash-only rights are then exercisable and have not yet been exercised, the cash received by Executive for purposes of clause (y) above with respect to such rights shall be computed as if such cash-only rights had been exercised immediately prior to the Change in Control. If Executive previously exercised any such cash-only rights, the cash received by Executive for purposes of clause (y) above with respect to such rights shall be computed as the greater of (A) the amount actually received by Executive upon exercise and
                                  (B) the amount that would have been
                                  received had such cash-only rights been
                                  exercised at the earlier of (i) the date such rights would terminate pursuant to their terms or (ii) immediately prior to the Change in Control. If any such cash-only rights expired unexercised, the cash received by Executive for purposes of clause (y) above with respect to such rights shall be deemed to be zero.